Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Stock Incentive Plan of The Corporate Executive Board Company of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of The Corporate Executive Board Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting of The Corporate Executive Board Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

August 8, 2012